Exhibit 23.1

Consent of Independent Accountants

We herby consent to the incorporation by reference in these Registration Statements on Forms S-8 (Nos. 333-74258, 333-74264, 333-59372, 333-92337, 333-85107, 333-80501, 333-26015, 333-124037, 333-124038, 333-139319) and Forms S-3 (Nos. 333-66292, 333-45028,333-108613, 333-113759, 333-123591, 333-137138, 333-127817, 333-133373, 333-126223, 333-142139, 333-142339, 333-142340, 333-138429, 333-144534) of Verso Technologies Inc. of our report dated March  7, 2008,  relating to the special-purpose financial statements of Network Infrastructure division of NMS Communications Corporation which appears in this Current Report on Form 8-K/A of Verso Technologies Inc. dated March 7, 2008.

/s/  PricewaterhouseCoopers LLP

Boston, Massachusetts
March 7, 2008